Exhibit 99.1

The Wornick Company Extends the Expiration Date

for the Exchange Offer for its 10 7/8% Senior Secured Notes due 2011

Cincinnati, Ohio, December 1, 2004 — The Wornick Company announced today that it is extending until 12:00 midnight, New York City time, on December 2, 2004, unless further extended, the expiration date of its offer to exchange $125 million in aggregate principal amount of its 10 7/8% Senior Secured Notes due 2011 registered under the Securities Act of 1933 for a like principal amount of its unregistered 10 7/8% Senior Secured Notes due 2011 validly tendered in the exchange offer. The Wornick Company does not currently intend to extend the exchange offer beyond such date.

As of 4:05 p.m., New York City time, on November 30, 2004, the original expiration date of the exchange offer, the exchange agent for the exchange offer advised The Wornick Company that $124,861,000, or 99.9%, of the unregistered 10 7/8% Senior Secured Notes due 2011 had been validly tendered.

The exchange offer is subject to the terms and conditions set forth in the prospectus, dated October 29, 2004, and the corresponding letter of transmittal distributed in connection with the exchange offer. This announcement amends and supplements such prospectus and letter of transmittal with respect to the matters described above. All other terms and conditions of the exchange offer set forth in such prospectus and letter of transmittal remain in full force and effect.

Anyone who would like to obtain copies of the prospectus and related documents, or with questions regarding the exchange offer, should contact U.S. Bank National Association, the exchange agent for the exchange offer, at (800) 934–6802.